Exhibit (a)(1)(J)
From:
Xponential, Inc.
6400 Atlantic Boulevard, Suite 190
Norcross, Georgia 30071
Company Contact: Dwayne Moyers,
817-731-9559
For Immediate Release
XPONENTIAL, INC. ANNOUNCES CASH TENDER OFFER FOR UP TO 3,000,000 SHARES
OF COMMON STOCK OF INTEGRITY MUTUAL FUNDS, INC.
     Norcross, Georgia: Xponential, Inc. (“Xponential”) today commenced a tender offer to purchase up to 3,000,000 shares of Common Stock, par value $0.0001 per share, of Integrity Mutual Funds, Inc. (OTCBB:IMFD) for a purchase price of $0.40 per share, net to the seller in cash. This tender price represents a premium of over 11% for approximately 22.13% of the currently outstanding 13,558,543 shares of Common Stock.
     The tender offer is an element of Xponential’s overall investment strategy, rather than an attempt to acquire control over the business of Integrity Mutual Funds, Inc. The tender offer provides a rare opportunity, given the relative illiquidity of the market for the Common Stock, for shareholders to receive cash for all or a portion of their shares at a premium over the closing sales price of the Common Stock as reported by the OTC Bulletin Board on April 19, 2006.
     The tender offer will expire at 5:00 p.m., Eastern Standard Time, on May 23, 2006, unless the offer is extended. Tenders of shares must be made on or prior to the expiration date, and shares tendered may be withdrawn at any time on or prior to the expiration date.
     On the terms and subject to the conditions of the tender offer, shareholders of Integrity Mutual Funds, Inc. will have the opportunity to tender all or a portion of their shares for a purchase price of $0.40 per share, net to the seller in cash. If more than 3,000,000 Shares are validly tendered prior to the expiration date, and not properly withdrawn, Xponential will, upon the terms and subject to the conditions of the Offer, purchase 3,000,000 shares on a pro rata basis (with adjustments to avoid purchases of fractional shares) based upon the number of shares validly tendered by the expiration date and not withdrawn. Xponential will pay the purchase price, net to the seller in cash, without interest, promptly after expiration of the tender offer and will return all shares not purchased to the tendering shareholder free of charge promptly after the tender offer.
     The tender offer is not conditioned on the tender of any minimum number of shares or Xponential obtaining any financing, but is subject to certain customary conditions described in the Offer to Purchase.
     Continental Stock Transfer & Trust Company is the depositary for the tender offer. Any questions concerning the tender offer may be directed to Continental Stock Transfer & Trust Company at (212) 509-4000, Ext. 536. Copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be obtained from Continental Stock Transfer & Trust Company, and copies will be furnished promptly at the Purchaser’s expense.
     Neither Integrity Mutual Funds, Inc. nor its board of directors has made any recommendation to shareholders as to whether to tender or refrain from tendering their shares, although the board is required by law to make such a recommendation within ten business days.
     THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY, AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF THE COMMON STOCK OF INTEGRITY MUTUAL FUNDS, INC. THE SOLICITATION OF OFFERS TO BUY THE COMMON STOCK OF INTEGRITY MUTUAL FUNDS, INC. IS BEING MADE ONLY PURSUANT TO THE TENDER OFFER DOCUMENTS, INCLUDING THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL THAT WILL BE FILED TODAY WITH THE SECURITIES AND EXCHANGE COMMISSION AND PROMPTLY MAILED TO SHAREHOLDERS.
     SHAREHOLDERS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING VARIOUS TERMS AND CONDITIONS TO THE TENDER OFFER. SHAREHOLDERS MAY OBTAIN A FREE COPY OF THE OFFER TO PURCHASE AND RELATED DOCUMENTS FROM THE DEPOSITARY, CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AT 17 BATTERY PLACE, 8th FLOOR, NEW YORK, NEW YORK 10004, (212) 509-4000, EXT. 536. SHAREHOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.